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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

TAMPA, FLORIDA. COAST DENTAL SERVICES, INC. (the "Company") (Nasdaq:CDEN) announced today that on June 14, 2001 it received a Nasdaq Staff Determination, indicating that the Company's common stock is subject to delisting from the Nasdaq National Market because the Company has failed to maintain a minimum market value of public float of $5,000,000 over the previous 30 consecutive trading days, as required by Marketplace Rule 4450(a)(2). The Company also does not meet the continued listing requirements under the Nasdaq National Market's Maintenance Standard No. 2.

The Company intends to request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. The appeal will stay the delisting of the Company's common stock, pending the decision of a Nasdaq Listing Qualifications Panel, which is expected to hear the appeal within 45 days. While the Company awaits notification from Nasdaq with regard to this appeal, the Company also intends to conduct a reverse stock split so as to comply with the minimum listing requirements of The Nasdaq Small Cap Market and to apply for listing on the Small Cap Market. The Company's annual meeting is scheduled for July 16, 2001. At the annual meeting, the Company's shareholders will be asked to approve an amendment to the Company's Certificate of Incorporation to authorize the reverse stock split of the Company's Common Stock at a ratio between one-to-three and one-to-five to be determined at the discretion of the Board of Directors.

There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing or that that Company will be able to successfully complete the reverse stock split or qualify for listing on the Small Cap Market.

Coast Dental Services, Inc. is a dental service organization providing management and support services to the general dentistry practices in its Dental Centers located in Florida, Georgia, Tennessee, and Virginia. As of March 31, 2001, the Company had 125 Dental Centers, consisting of 62 internally developed and 63 acquired Dental Centers, and 115 Coast dentists were employed by the Coast P.A.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the Company's ability to maintain its listing with Nasdaq, and the various factors set forth from time to time in the Company's previous press releases and previous filings with the SEC, including the Company's Form 10-Q for the quarter ended March 31, 2001. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.